As filed with the Securities and Exchange Commission on May 18, 2018

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 6
                                       TO
                                  FORM N-8B-2


                               FILE NO. 811-03763

                REGISTRATION STATEMENT OF UNIT INVESTMENT TRUST
                     WHICH ARE CURRENTLY ISSUING SECURITIES


                        Pursuant to Section 8(b) of the
                         Investment Company Act of 1940

                        ________________________________

                  GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1561,
                  GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1562,
                  GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1666,
                  GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1667,
                  GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1668,
                  GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1669,
                  GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1729,
                GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1752, AND
                   GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1762
                            (and Subsequent Series)
                     and any other future trusts for which
                       Guggenheim Funds Distributors, LLC
                                acts as Sponsor
                        ________________________________

                         Name of Unit Investment Trust


X    Not the issuer of periodic payment plan certificates.

___  Issuer of periodic payment plan certificates.


The Depositor hereby amends Items 2 and 4 of the Registration Statement on Form N-8B-2 whose most recent amendment was filed on September 24, 2010 with the Commission on behalf of Guggenheim Defined Portfolios, Series 710, Guggenheim Defined Portfolios, Series 716, and Guggenheim Defined Portfolios, Series 718 (and Subsequent Series) (A Unit Investment Trust).

I.   ORGANIZATION AND GENERAL INFORMATION

     2. Furnish name and principal business address and Zip Code and the Internal Revenue Service Employer Identification Number of each depositor of the trust.

            Guggenheim Funds Distributors, LLC
            227 W. Monroe Street
            Chicago, Illinois 60606
            Internal Revenue Service Employer Identification Number: 48-1175174

     4. Furnish name and principal business address and Zip Code and the Internal Revenue Service Employer Identification Number of each principal underwriter currently distributing securities of the trust.

            None at the date hereof. It is expected that the principal underwriter will be:

            Guggenheim Funds Distributors, LLC
            227 W. Monroe Street
            Chicago, Illinois 60606
            Internal Revenue Service Employer Identification Number: 48-1175174

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in the City and State of New York, on the 18th day of May, 2018.

                          GUGGENHEIM DEFINED PORTFOLIOS, SERIES 1561, GUGGENHEIM
                             DEFINED PORTFOLIOS, SERIES 1562, GUGGENHEIM DEFINED
                         PORTFOLIOS, SERIES 1666, GUGGENHEIM DEFINED PORTFOLIOS,
                                     SERIES 1667, GUGGENHEIM DEFINED PORTFOLIOS,
                                     SERIES 1668, GUGGENHEIM DEFINED PORTFOLIOS,
                                     SERIES 1669, GUGGENHEIM DEFINED PORTFOLIOS,
                                     SERIES 1729, GUGGENHEIM DEFINED PORTFOLIOS,
                                 SERIES 1752, and GUGGENHEIM DEFINED PORTFOLIOS,
                                             SERIES 1762 (and Subsequent Series)

                                          By: GUGGENHEIM FUNDS DISTRIBUTORS, LLC


                                                     By: /s/ Dominick Cogliandro
                                                         -----------------------

                                                       Name: Dominick Cogliandro
                                                             -------------------

                                             Title: Chief Operations Officer and
                                                               Managing Director
                                                    ----------------------------


ATTEST:

By:    /s/ Gina Costello
       ------------------
Name:  Gina Costello
       ------------------
Title: Managing Director
       ------------------